GLOBAL GOLD CLOSES CHILEAN JV ACQUISITION AT VALDIVIA; PLANS TO
                   COMMENCE PRODUCTION IN FIRST HALF OF 2008.

                -OPTIONS TWO ADDITIONAL MINING PROPERTIES AT IPUN
                AND CHILOE ISLANDS IN CHILE WITH THE SAME PARTNER

Greenwich, CT--October 31, 2007 - Global Gold Corporation (OTCBB-GBGD), is pleased to announce that the Company has closed its joint venture agreement with members of the Quijano family by which Global Gold assumes a 51% interest in the placer and hard rock gold Madre de Dios property in south central Chile, near Valdivia. The name of the new joint venture company is Global Gold Valdivia. Scott Wilson Roscoe Postle of Toronto conducted an independent review prior to the closing.

In addition, Global Gold announced that it has entered option agreements to acquire 51% interests in joint ventures for the Estrella del Sur Gold-Platinum project on Ipun Island in Chile and another Gold-Platinum property on Chiloe Island in Chile with the same partner, Mr. Juan Jose Quijano Fernandez. These agreements were previously covered by confidentiality terms.

Mr. Van Krikorian, Chairman and Chief Executive Officer of Global Gold Corp. stated, "We are delighted to be making this major of an expansion in Chile which includes the scheduling of gold production, and expanding gold and platinum exploration. We look forward to many years of successful partnership with the Quijano family and the communities where we will be working. We have had our own geologists oversee and review geophysical, sampling and drilling during our due diligence, and we are now looking forward to implementing our plans as quickly as feasible."

"This acquisition fulfils our mandate of transforming Global Gold into a premier mid-tier gold producer. The Valdivia acquisition, combined with the Estrella del Sur Gold-Platinum project and another Gold-Platinum property on Chiloe Island offers shareholders exposure to year round exploration activity on three excellent projects," concluded Mr. Krikorian.

The Madre de Dios property encompasses four mineral claim groups covering almost 25,000 hectares (ha) in south-central Chile.
They consist of:
Mariquina:              100 claims covering approximately 15,085 ha.
Mafil:                  35 claims covering approximately 3,750 ha.
Lanco:                  45 claims covering approximately 5,440 ha.
Panguipulli:            6 claims covering approximately 510 ha.

The placer deposit is known to exist in a paleochannel which winds through the property. Exploration work to date has outlined a potentially large area (50 km by 20 km) of gravels which may host placer gold, and the gravel deposits have approximately the following dimensions: Length- 1 km to 3 km; Width- 80 m to 400 m; Thickness- 15 m to 40 m; and Overburden thickness- 2 m to 15 m. The largest nugget discovered in the area is 126 g.

The area is located approximately 700km south of Santiago, Chile and is accessible by the Pan American Highway, approximately 60km from Valdivia and has paved and gravel roads. Local infrastructure is available at San Jose de la Mariquina and nearby towns. Infrastructure at the site includes electrical power, cell phone network and road building equipment. Water, both industrial and potable, is drawn from wells.

Visible gold occurs in the gravels. Field sampling of the bottom part of the gravels from various tunnels produced:

- 80 g Au/m(3) from blue gravel at the Amparo Tunnel.
- 200 g Au/m(3) from blue gravel at the Amparo Tunnel.
- 147 g Au/m(3) from blue gravel at the Cosme Tunnel.
- 2 g of gold from +/-1 m(3) of gravel at the Guadalupe Mine.
- Numerous gold grains (= 1mm) recovered from fine-grained magnetite-rich sands at Roble South and La Fortuna sites.

Key agreement terms for Madre De Dios include a 1,000,000 euro payment from Global Gold (paid as of October 30, 2007), and the following joint venture terms equity interests set at 51%-49% in favor of Global Gold; of the 3 directors, two (Mr. Krikorian and Dr. Ted Urquhart, Global's Vice President in Santiago) are appointed by Global Gold; Global Gold commits to finance at least one plant and mining operation within 6 months as well as a mutually agreed exploration program to establish proven reserves, if that is successful, two additional plants/operations will be financed; from the profits of the joint venture, Global Gold will pay its partner an extra share based on the following scale of 28 million euros for (a) 5 million ounces of gold produced in 5 years or (b) 5 million ounces of gold proven as reserves according to Canadian 43-101 standards in 5 years.

The Estrella del Sur Gold-Platinum Project comprises approximately 5,100 hectares in southern Chile on the island of Ipun. There are at least 18 mineral showings with descriptions, some with old workings, in the public domain. The Property consists of a large group of mineral claims, Estrella del Sur 1 to 1020. Previous work has detected the occurrence of gold and platinum group metals (PGM) mineralization in beach sands, associated with other rare earth elements (REE), such as iridium, osmium, rhodium, rutile, and heavy minerals such as magnetite, and ilmenite, which contains the rutile. Previous reports also report that up to 200 million cubic metres (m(3)) may be present. The iridium and osmium (Ir-Os) content of the sands are estimated at 8% of the total mass and magnetite content is reported to be 250 kg/tonne of sand. Field sampling of the beach sands indicates values in the order of 0.5 g Au/m(3) and
0.2 g Pt/m(3). Magnetite can be easily separated from the beach sands using electromagnets.

The Chiloe Gold-Platinum Project is at an early stage of exploration. There are numerous mineral showings distributed over 16 separate beaches. The Property consists of 24 groups of mineral claims, covering a total area of approximately 5,900 ha on the island of Chiloe. A number of studies have been carried out to estimate the volume and grade of mineralization at Chiloe in the past. The total volume of the mineralized sands is also reported to be in the order of 200 million cubic metres with an average gold grade ranging from 0.4 g Au/m(3) to 15 g Au/m(3), and an average platinum grade ranging from 0.2 g Pt/m(3) to 4 g Pt/m(3). The grades for iridium and osmium are reported to be in the order of 6% and the amount of magnetite in the sands is reported to be in excess of 200 kg/tonne.

Key agreement terms for the Estrella del Sur and Chiloe projects required Global Gold to pay approximately $160,000 to cover government and license fees in exchange for an exclusive option until January 30, 2008 to review, explore, and form joint ventures on the properties. On or before January 31, 2008, at Global Gold's sole option, either or both of the properties shall be transferred to a new joint venture company (or two separate companies on the same terms). For both properties and in consideration for forming the joint venture, Global Gold shall pay 1,500,000 euros (or the Chilean peso equivalent) on the following schedule: 1. January 31, 2008, 250,000 euros; 2. July 31, 2008, 250,000 euros;
3. January 30 2009, 500,000 euros; and 4. July 31 2009, 500,000 euros.

Equity interest in the joint venture company will be 51%-49% in favor of Global Gold, and the joint venture will include 3 directors two of whom will be appointed by Global Gold. During the period until July 31, 2009, Global Gold shall conduct and finance a scoping study and prefeasibility study of each property (committing to spend up to $2,000,000 USD for such exploration activities during this period). Until January 31, 2010, Global Gold shall have the right to opt out of all payments with no further obligation, provided notification is given 30 days before any scheduled payment or expenditure. If Global Gold decides to not continue with a project, it has one year to sell its interest, providing a thirty day right of first refusal.

If either or both properties continue to production and reserves are proven by the prefeasibility and scoping studies, Global Gold's partner will be entitled to an extra share based on the following scale of 37,000,000 euros (15,000,000 for Chiloe and 22,000,000 for Ipun) for 3,700,000 commercially reasonable recoverable ounces of gold plus platinum (calculated on a gold price equivalent basis, using the monthly average of the New York COMEX price for the month in which calculations of proven reserves are made according to Canadian 43-101 standards) based on the prefeasibility and scoping studies. Payments will come as the joint venture produces gold or platinum as mutually agreed from no more than 25% of Global Gold's profit from the joint venture. Part of the payments may be in Global Gold stock on mutually agreeable terms. The economic value of any other materials besides gold or platinum shall not be calculated as part of this formula and instead will be shared according to joint venture terms. After the prefeasibility and scoping studies, each party shall carry its own share of the costs.

Global Gold Corporation, an international gold mining, development and exploration company with properties in Armenia, Chile and Canada, is committed to building shareholder value and maintaining social and environmental responsibilities. Minera Global Chile Limitada is a subsidiary through which Global Gold does all of its business in Chile. Global Gold Mining LLC operates in Armenia as a subsidiary of Global Gold Corporation. Global Gold Uranium LLC, a wholly owned subsidiary of Global Gold Corporation, is engaged in the exploration for and development of uranium deposits in the province of Newfoundland and Labrador.

More information can be found at www.globalgoldcorp.com.

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Contact Information:

Andrew Barwicki, Investor Relations
203-422-2320